PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:	Steven J. Craig
Sr. Vice President
(214) 210-2675

REMINGTON OIL AND GAS ANNOUNCES FINANCIAL RESULTS FOR
THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2004

Dallas, TX, October 27, 2004 — Remington Oil and Gas Corporation (NYSE: REM) announced financial results for the three and nine months ended September 30, 2004.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
	(in thousands, except per-share and production data)
Total revenues	$60,096	$46,965	$164,641	$135,306
Net income	$15,639	$10,068	$41,626	$34,020
Basic net income per share	$0.57	$0.38	$1.53	$1.28
Diluted income per share	$0.55	$0.36	$1.47	$1.22
Production (BCFE)	10.2	9.5	27.7	25.1

Oil and natural gas production for the three months ended September 30, 2004, increased 7.3% to 10.2 Bcfe compared to 9.5 Bcfe for the same three months of 2003. This represents the highest production volume ever achieved by the Company in spite of significant downtime due to Hurricane Ivan. For the nine months, oil and natural gas production increased by 10.4% to 27.7 Bcfe in 2004 compared to 25.1 Bcfe in 2003.

Net income for the three months ended September 30, 2004, increased by $5.6 million to $15.6 million, or $0.55 diluted income per share, and net income for the nine months ended September 30, 2004, increased by $7.6 million to $41.6 million, or $1.47 diluted income per share. Cash flow from operations increased by $39.5 million to $128.5 million, or 44.4%, for the nine months ended September 30, 2004, compared to the same period in 2003.

Production increases and higher commodity prices combined to raise total revenues 28% to $60.1 million for the third quarter and 21.7% to $164.6 million for the first nine months of 2004. Natural gas revenues climbed 23.6% to $42.7 million and oil revenues grew 39.8% to $17.2 million for the third quarter, respectively. For the nine month period, natural gas revenues increased 21.9% to $117.6 million and oil revenues grew 21.2% to $46.7 million.

Impairment expense during the third quarter of 2004 equaled $3.4 million due largely to a $3.1 million charge associated with High Island Block 441. For the first nine months of 2004, impairment expense amounted to $8.4 million.

Results versus Guidance

The Company estimates total production for 2004 to be approximately 40 Bcfe, or 15% above the 34.8 Bcfe produced in 2003. Achieving our targeted production goal for the year is dependent on both weather conditions and timely availability of offshore installation equipment and personnel for several new projects scheduled for installation during the fourth quarter 2004.

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Third quarter DD&A was $18.5 million or $1.81 per Mcfe produced. For the first nine months of 2004 DD&A was $51.3 million or $1.85 per Mcfe produced. DD&A was forecast to be between $1.80 and $1.95 per Mcfe produced for the year.

Lease operating expenses (LOE) were $6.8 million or $0.66 per Mcfe produced for the third quarter of 2004. For the first nine months LOE was $18.9 million or $0.68 per Mcfe produced. Annual guidance is for LOE to be between $0.60 and $0.70 per Mcfe produced.

G&A expense was $1.3 million or $0.12 per Mcfe produced for the third quarter. For the first nine months, G&A was $4.8 million or $0.17 per Mcfe produced. Guidance was for annual G&A expense to be between $0.21 and $0.28 per Mcfe produced. Included in the G&A is $939,000 of stock-based compensation for the nine month period and $207,000 for the third quarter. Interest and financing costs were $305,000 for the quarter and $783,000 for the first nine months or $0.03 per Mcfe produced. Guidance was for interest costs to be between $0.03 and $0.05 per Mcfe produced for the year.

Exploration costs, reflecting geological and geophysical costs and dry hole costs, were $5.5 million in the third quarter. Geological and geophysical costs were approximately $3.0 million, reflecting $1.0 million for this quarter’s license fees for deeper water 3-D seismic data and $1.9 million in costs associated with prior seismic agreements. Dry hole costs were $2.5 million for the third quarter and $9.2 million for the first nine months. Annualized guidance for dry hole expense is between $20 million and $24 million.

Remington Oil and Gas Corporation is an independent oil and gas exploration and production company headquartered in Dallas, Texas, with operations concentrating in the onshore and offshore regions of the Gulf Coast.

Statements concerning future revenues and expenses, production volumes, results of exploration, exploitation, development, acquisition and operations expenditures, and prospective reserve levels of prospects or wells are forward-looking statements. Prospect size and reserve levels are often referred to as “potential” or “un-risked” reserves and are based on the Company’s internal estimates from the volumetric calculations or analogous production. Other forward-looking statements are based on assumptions concerning commodity prices, drilling results, recovery factors for wells, production rates, and operating, administrative and interest costs that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are subject to a wide range of business, mechanical, political, environmental, and geologic risks. There is no assurance that these goals, projections, costs, expenses, reserve levels, and production volumes can or will be met. Further information is available in the Company’s filings with the Securities and Exchange Commission, which are herein incorporated by this reference. Information in this document should be reviewed in combination with the Company’s filings with the Securities and Exchange Commission and information available on the Company’s website at www.remoil.net.

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Remington Oil and Gas Corporation
Condensed Consolidated Balance Sheets
(In thousands, except share data)

	September 30,	December 31,
Assets	2004	2003
Current assets	(Unaudited)
Cash and cash equivalents	$36,812	$31,408
Accounts receivable	52,039	43,004
Prepaid expenses and other current assets	5,364	2,846

Total current assets	94,215	77,258

Properties
Oil and natural gas properties (successful-efforts method)	713,604	609,599
Other properties	3,123	3,450
Accumulated depreciation, depletion and amortization	(386,178)	(333,011)

Total properties	330,549	280,038

Other assets	1,402	2,089

Total assets	$426,166	$359,385

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$64,617	$58,266
Short-term notes payable	45	45

Total current liabilities	64,662	58,311

Long-term liabilities
Notes payable	5,000	18,000
Asset retirement obligation	16,585	12,446
Deferred income tax liability	48,138	28,751

Total long-term liabilities	69,723	59,197

Total liabilities	134,385	117,508

Commitments and contingencies (Note 6)
Stockholders’ equity
Preferred stock, $.01 par value, 25,000,000 shares authorized, no shares outstanding	—	—
Common stock, $.01 par value, 100,000,000 shares authorized, 27,743,639 shares issued and 27,709,280 shares outstanding in 2004, 26,946,768 shares issued and 26,912,409 shares outstanding in 2003	277	269
Additional paid-in capital	129,954	120,925
Restricted common stock	1,573	3,156
Unearned compensation	(844)	(1,668)
Retained earnings	160,821	119,195

Total stockholders’ equity	291,781	241,877

Total liabilities and stockholders’ equity	$426,166	$359,385

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Remington Oil and Gas Corporation
Condensed Consolidated Statements of Income
(Unaudited)
(In thousands, except per-share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Revenues
Gas sales	$42,724	$34,580	$117,550	$96,428
Oil sales	17,180	12,287	46,674	38,524
Other income	192	98	417	354

Total revenues	60,096	46,965	164,641	135,306

Costs and expenses
Operating	6,784	5,322	18,860	14,991
Exploration	5,562	7,654	15,968	20,671
Depreciation, depletion and amortization	18,504	15,050	51,267	38,599
Impairment	3,422	1,307	8,408	1,754
General and administrative	1,271	1,710	4,818	5,634
Interest and financing	305	433	783	1,318

Total costs and expenses	35,848	31,476	100,104	82,967

Income before taxes	24,248	15,489	64,537	52,339

Income tax expense	8,609	5,421	22,911	18,319

Net income	$15,639	$10,068	$41,626	$34,020

Basic income per share	$0.57	$0.38	$1.53	$1.28

Diluted income per share	$0.55	$0.36	$1.47	$1.22

Weighted average shares outstanding
(Basic)	27,596	26,771	27,286	26,548

Weighted average shares outstanding
(Diluted)	28,503	28,046	28,294	27,953

Production
Gas (Mmcf)	7,728	6,918	20,189	17,278
Oil (Mbbls)	416	436	1,258	1,308
Mmcfe (1barrel of oil is equivalent to 6 Mcf of gas)	10,224	9,534	27,737	25,126
Average prices
Gas ($ per Mcf)	$5.53	$5.00	$5.82	$5.58
Oil ($ per Bbls)	$41.30	$28.18	$37.10	$29.45
$ per Mcfe	$5.86	$4.92	$5.92	$5.37

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Remington Oil and Gas Corporation
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Nine Months Ended
	September 30,
	2004	2003
Cash flow provided by operations
Net income	$41,626	$34,020
Adjustments to reconcile net income
Depreciation, depletion and amortization	51,267	38,599
Deferred income taxes	22,601	18,244
Amortization of deferred charges	137	161
Dry hole costs	9,229	19,689
Impairment costs	8,408	1,754
Cash paid for dismantlement costs	(1,064)	(1,284)
Stock based compensation	939	1,171
Changes in working capital
(Increase) in accounts receivable	(9,028)	(11,494)
(Increase) in prepaid expenses and other current assets	(1,975)	(139)
Increase (decrease) in accounts payable and accrued liabilities	6,351	(11,739)

Net cash flow provided by operations	128,491	88,982

Cash from investing activities
Payments for capital expenditures	(114,212)	(89,147)

Net cash (used in) investing activities	(114,212)	(89,147)

Cash from financing activities
Loan origination costs	—	(293)
Payments on notes payable and other long-term payables	(13,000)	(1,239)
Common stock issued	4,770	2,150
Treasury stock acquired and retired	(645)	(809)

Net cash (used in) financing activities	(8,875)	(191)

Net increase (decrease) in cash and cash equivalents	5,404	(356)
Cash and cash equivalents at beginning of period	31,408	14,929

Cash and cash equivalents at end of period	$36,812	$14,573

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